                                                                     EXHIBIT 23















                            INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Mobley Environmental Services, Inc.:


We consent to incorporation by reference in the Registration Statement
(No. 33-92336) on Form S-8 of Mobley Environmental Services, Inc. of our report dated February 28, 1997, except for the second sentence of the last paragraph of note 7 which is as of March 31, 1997, relating to the consolidated balance sheets of Mobley Environmental Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is included in the December 31, 1996, annual report on Form 10-K of Mobley Environmental Services, Inc.





KPMG PEAT MARWICK LLP


Shreveport, Louisiana
May 15, 1997